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[SAUER DANFOSS LOGO]


FOR IMMEDIATE RELEASE
MARCH 15, 2001


SAUER-DANFOSS INC. COMPLETES ACQUISITION OF DISTRIBUTION ACTIVITIES OF DANFOSS A/S RELATING TO ITS FLUID POWER BUSINESS


AMES, IOWA, USA, MARCH 15, 2001 - SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR) today announced that it has completed the acquisition of the net assets and business operations of portions of the fluid power distribution business of Danfoss A/S. The asset acquisition was agreed to in principle by Sauer Inc. and Danfoss A/S when Sauer Inc. purchased eleven companies comprising the Danfoss Fluid Power group on May 3, 2000.

The asset acquisition was closed today, effective January 4, 2001. The Company issued 2.1 million shares to Danfoss Murmann Holding A/S, a joint venture between Danfoss A/S and the Klaus Murmann family. The acquisition, which will be accounted for under the purchase method of accounting, will add approximately $15 million in annual sales to the Company, and is expected to be slightly accretive to earnings.

The businesses have been incorporated into existing sales companies in Belgium, the Netherlands, Spain (which now includes a branch in Portugal) and Brazil, and new companies have been incorporated in Australia, Japan and Singapore.

David Pfeifle, President and Chief Executive Officer, commented, "The transaction strengthens our European and South American sales organization and establishes new Sauer-Danfoss units in the important East Asian market. In particular, the addition of sales companies in Australia, Japan and Singapore serves to enhance our global presence in those geographic regions where we currently have little exposure. These attractive, unpenetrated regions represent a significant opportunity for enhanced revenue growth at Sauer-Danfoss over the long-term."

The Company's expectation for first quarter and full year sales and earnings remain unchanged.



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Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumunster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.


FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

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
KENNETH D. MCCUSKEY               Sauer-Danfoss Inc.        Phone:  (515) 239-6364
Vice President - Finance          2800 East 13th Street     Fax:    (515) 239-6443
                                  Ames, Iowa, USA 50010     kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK                  Sauer-Danfoss Inc.        Phone:   +49-4321-871-190
Director of Finance - Europe      Krokamp 35                Fax:     +49-4321-871-121
                                  D-24539 Neumunster        jlangrick@sauer-danfoss.com
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Internet:  http://www.sauer-danfoss.com